Exhibit 4.8

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS PRIVATE OR CONFIDENTIAL.

LEASE AGREEMENT

Address of the Leased Property	Kazım Karabekir Mah., Bekir Saydam Cad., 21. Sok., No:76 Torbalı / İZMİR
Land Registration

Prefabricated reinforced concrete building with a total closed area of 14,898 m2 built on the land registered in the land registry in İzmir Province, Torbalı District, Pancar Neighbourhood, Gurbet Pınarı Location, City Block No: L18C01D Parcel No: 537.

Type of Leased Property	It is leased as a warehouse
Name, Surname and Address of the LESSOR	ÜSTÜNKARLI MAKİNE ANONİM ŞİRKETİ Menderes Tax Office, No.: [***] Gölcükler Mah., 798/4 Sok., No:1 Menderes / İzmir
Name, Surname and Address of the LESSEE	D-MARKET ELEKTRONİK HİZMETLER VE TİC. A.Ş. Boğaziçi Corporate Tax Office, No.: [***] Kuştepe Mah., Mecidiyeköy Yolu Cad., Trump Towers No:12, Kat:2, Şişli/İstanbul
Start Date of the Lease	01/06/2024
Lease Period	(3) years.
Lease Amount for One Month

The lease period is 3 (three) years and this period is divided into 3 periods of 1 year each.

-

In the first lease year (between 01/06/2024 - 31/05/2025) MONTHLY NET: TRY [***] ([***] Turkish Lira) + VAT will be paid.

-

Conditions on how the lease prices to be paid in the second and third lease years will be determined are set out in the special conditions.

Payment Method of Lease Amount	Lease prices are paid monthly and in advance, between the 1st and 10th days of each month to which it relates.
Current Condition of the Leased Property	Ready to use, complete, painted - whitewashed and in excellent condition. It is intact and complete with its fixtures.
Usage purpose of the Leased Property	It will be used as a warehouse.

Statement of Fixtures and Fittings Delivered to the Lessee Together with the Leased Property:

1-

There is a transformer and electrical installation with 1000 KWA power

2-

Lighting

3-

Shelter and shelter materials

4-

All facade places inside the warehouse and in front of the warehouse on the front-rear side were delivered as plain, clean concrete.

5-

150 M3 1 Main + 1 Auxiliary 4- 1 Jokey Fire Booster set (1 Piece)

6-

150 M3 Galvanised Modular warehouse (1 piece)

7-

Fire Sprinkler Metal Pipe (6.250 MT)

8-

Sprinkler head (900 pieces)

9-

30 metre hose fire cabinet (14 pieces)

10-

DN 100 Fire Hydrant (7 pieces)

11-

Outfield fire cabinet (7 pieces)

12-

Outfield Underground pipe 110 mm (500 MT)

13-

Mains Booster: DM1 3107 + 100 LT tank-(Mass booster) (1 piece)

14-

Submersible Pump Enduro submersible 1,5 KW 4- control panel (1 piece) (30 mt vertical + 250 mt horizontal 11/4")

15-

Sectional door 4- controls 5 x 5 (10 pieces)

170 kVA Generator - GenPower GNT IDE617TG (1 Piece) (Engine brand: Inter-Direct Injection - power 1500 r/min Wn)

In accordance with Stamp Tax Law No. 488, all stamp taxes arising from the two-copy lease agreement will be declared and paid by the LESSEE within the legal period, and half of the amount paid will be reimbursed by the LESSOR.

PRINTED CONDITIONS

(The provisions of these printed terms and conditions that are not in conflict with the Special Terms and Conditions signed below remain in full force and effect)

1-	The LESSEE is obliged to use the leased property as well as its own property and not spoil it or lose its qualities, properties, fame, and reputation.
2-

The LESSOR is obliged to deliver the leased property to the LESSEE in a condition suitable for the use intended in the agreement and with paint, whitewash, mechanical, electrical and architectural equipment installed in good condition and the fixtures specified in this agreement are well maintained and in working order. Upon the termination of the agreement, the LESSEE will also evacuate the leased property as it was received.

3-

In case the leased property is partially or completely subleased by the LESSEE to a third party other than Doğan Online and Doğan Group subsidiaries and group companies, or its distribution and allocation is changed other than those specified in the special articles, and the LESSEE does not restore it despite the warning and reasonable time granted, the LESSOR may revoke the lease agreement and the LESSEE is obliged to compensate the damage and loss that will occur because of this, without the obligatory need to make a protest and to obtain a judgement. If the damage is caused by a third party, it does not affect the LESSOR's claim right from the first LESSEE.

4-	The LESSOR is obliged to make the essential repairs that must be carried out within the lease period as soon as they are notified by the LESSEE, at its own expense.
5-	The tax and major repairs of the leased immovable belong to the LESSOR, and the cleaning, maintenance and improvement costs required for its use belong to the LESSEE.
6-	The LESSEE is obliged to deliver the leased property to the LESSOR in the state in which they found it. The LESSEE is obliged to fully return the fixtures and fittings in the leased real estate at the end of the agreement period. In case of loss of both these fixtures and fittings of the leased property or in case of a deficiency in their value rather than the deficiency arising from the use as usual, the LESSEE is obliged to compensate them with their value and to restore them to their former condition if the LESSOR requests.

7-

The LESSEE is obliged to return the leased property as received, except for wear, deterioration and deficiencies arising from ordinary use. The LESSEE is not responsible for any loss, deterioration and/or wear and tear occurring in the leased property due to use in accordance with the agreement and/or ordinary use.

8-	The LESSEE is not allowed to resist the visit of the candidates who come to see the leased property within the last month of the agreement period and to examine the qualifications.
9-	The LESSEE will compensate the damage and loss of the LESSOR based on the finalized court decision if the lease term expires and the LESSEE fails to evacuate the leased property.
10-

Such things that do not constitute a serious danger to the health of the LESSEE or the people living with them or the employees do not give the right and opportunity for the LESSEE to refrain from delivering the leased property and to break the agreement or to request a deduction from the lease amount in case of occurrence during the lease term.

11-

The LESSEE will be able to carry out all kinds of modifications and decorations without changing the static structure of the building for the use of the leased property as a workplace, provided that the LESSEE informs the LESSOR and obtains its written permission. At the time of evacuation, the LESSEE is free to remove the add-ons and portable decorations without damaging the main building. Provided that the leased property is returned to the LESSOR exactly as it was delivered to the LESSEE, there will be no claim for any rights and receivables within this scope.

12-

The LESSEE will be able to obtain city water, natural gas and electricity at its own expense by obtaining the written consent of the LESSOR, and if there is no antenna installation in the workplace, the Lessee will be able to have a private antenna installed. The costs of this equipment and its subscription fee, if any, will belong to the LESSEE. The additional expenses resolved by the LESSOR and/or the Site and/or Apartment management and the fixture renewal costs belonging to the leased property or the environment belong to the LESSOR, and the LESSEE does not have any responsibility in this regard.

SPECIAL CONDITIONS

1-

The LESSEE shall not sublease or transfer the lease agreement to anyone other than Doğan Online and Doğan Group subsidiaries and group companies or even transfer the operating/business right in whole or in part without obtaining the written consent of the LESSOR. They may not leave it for the use of others under any name whatsoever. They can't take a partner. Other situations shall be grounds for termination of this agreement and eviction.

2-

The leased property will be used exclusively as a "WAREHOUSE". The leased property cannot be used for other purposes. The LESSEE shall avoid acts that will disturb the comfort and peace of the people living in the vicinity during its use and shall not allow the spread of disturbing things such as noise, smoke, or odour. Violation of this article will be the reason for termination of this agreement and evacuation.

3-

During the lease duration, electricity, water, natural gas, internet, telephone expenses and all similar expenses, environmental cleaning taxes, licence fees and expenses, flashing signs - advertisement taxes, transformer dues and general expenses specified in Article 20 of the Property Ownership Law No. 634 and the management expenses (janitorial-security fee, management fee, etc.) to be collected for the share of the leased property shall be paid by the LESSEE. The LESSEE will have all subscriptions such as electricity, water, natural gas, internet, telephone and similar subscriptions made in its own name within 15 (fifteen) days from the date of execution of the lease agreement. All expenses other than property tax, SSDF (Defence Industry Support Fund), environmental cleaning tax, obligations arising from the Municipal Income Law, and all kinds of expenses required for the use of the leased property will be paid by the LESSEE. Violation of this article is a reason for evacuation.

4-

The leased property is in full, complete, painted, whitewashed, and in perfect condition and has been delivered with its existing fixtures. At the time of evacuation, it will be returned in exactly the same manner, with its fixtures complete, intact and clean. Any damage and loss that may occur during the use of the LESSEE will be remedied by the LESSEE before evacuation. In case of the requirement for major repairs to the immovable during the ordinary use of the LESSEE, the costs of these major repairs will be borne by the LESSOR. The LESSEE will perform periodic maintenance of the fixtures and remedy the malfunctions arising from the use and the related expenses. The LESSEE will not carry out any changes that negatively affect the appearance and strength of the building and that are in violation of Building Law No. 3194 and the Building Bylaws. Damages and malfunctions that may occur due to the modifications to be carried out by the LESSEE will be remedied by the LESSEE. The LESSEE will be able to carry out all kinds of modifications and decorations without affecting the static structure of the building for the use of the leased place as a workplace warehouse after informing the LESSOR and obtaining its written permission. At the time of evacuation, the LESSEE is free to remove the add-ons and portable decorations without damaging the main building. The LESSOR will not have any claim for any rights and receivables in this scope, provided that the leased property is returned exactly as it was delivered to the LESSEE. All measures required for the use of the leased immovable as a workplace warehouse will be taken by the LESSEE. The LESSEE has declared that the immovable subject to the lease is suitable for use as a warehouse and has requested to execute this agreement. The LESSOR has no commitment or guarantee of its use as a warehouse. The LESSEE will take out and pay the premiums of "warehouse liability insurance" and "third-party financial liability insurance" against the possible risks and losses that may occur during the lease period.

5-

This lease agreement will become effective as of 01/06/2024. The lease period is determined as 3 (three) years. The 3 (three) year lease period is divided into 3 periods of 1 year each. According to this,

-	In the first lease year (between 01/06/2024 - 31/05/2025) MONTHLY NET: TRY [***] ([***] Turkish Lira) + VAT will be paid.
-

In the second lease year (between 01/06/2025 - 31/05/2026), the monthly lease price to be determined according to the rate of change according to the twelve-month averages in the consumer price index to be announced by the Turkish Statistical Institute for the expired past (previous) lease year + withholding tax will be paid.

-

In the third lease year (between the dates of 01/06/2026 - 31/05/2027), the monthly lease price to be determined according to the rate of change according to the twelve-month averages in the consumer price index to be announced by the Turkish Statistical Institute for the expired past (previous) lease year + withholding tax will be paid.

The lease prices will be transferred monthly and in advance, between the 1st and 10th days of each month, to the account numbered [***] (IBAN NO: [***]) of the LESSOR at DenizBank A.Ş. Pınarbaşı Branch.

6-

If the lease agreement is renewed for a one-year period with the consent of the lessor in the future, the LESSEE will pay the lease price for the last one year by increasing the rate of change in the consumer price index to be announced by the Turkish Statistical Institute (“TÜİK”) "for the previous one-year lease period according to the twelve-month averages". In case it becomes possible to request a lease price at a higher rate than the increase condition specified in this agreement for the leased immovable due to changes that may occur in the legislation and/or Article 344 of the Turkish Code of Obligations in the future; the increases to be applied in the lease prices according to this agreement, including those to be made at the end of the first 1-year lease period (2nd and 3rd lease years) mentioned above, will be based on this maximum increase rate, which would have been the maximum ( at most) rent increase rate that could be included in the lease agreement if the lease agreement had been entered into during the period in which the increase would be applied. Likewise, in the event that a new index is adopted in the future by the competent authorities of the state or in accordance with the legislation instead of these indices, the new indices to be adopted will be taken as basis.

7-

The LESSEE has the right to terminate this lease agreement at any time by serving a written notice through a notary public office 3 (three) months in advance. In this case, the LESSEE will evacuate and deliver the property in accordance with the lease agreement without paying any termination compensation. The act of delivery will be proved by the delivery report to be signed by the parties.

8-

After the LESSEE notifies that they will evacuate the leased property, they will allow the LESSOR to place a “For Lease” sign on the leased property and allow those who would like to lease this place to visit the leased property on Tuesdays and Saturdays of the week. The right of the LESSEE to request the change of these days from the LESSOR is reserved. Otherwise, it will cover the damage arising.

9-

The addresses of the LESSEE and the LESSOR for notification are the addresses written on the cover page of the agreement. In case these addresses change, if the new address is not notified to the other party in writing, notifications served to these addresses will be considered valid. All kinds of notifications to be issued to the LESSEE by pointing out the leased property as the address will be considered to have been duly served. The address of the leased property has been accepted as the legal notification address of the LESSEE in accordance with Article 35 of the Notification Law.

10-

The deposit of TRY [***] received from the LESSEE in the previous period as a guarantee of possible damages and losses (including non-payment of lease prices) arising from any breach of this lease agreement by the LESSEE will also be used for this new lease agreement. The aforementioned deposit will be returned to the LESSEE, provided that the leased property is evacuated and delivered in accordance with the agreement, debt-free, undamaged and empty. The LESSOR has the right to deduct the unpaid lease price and related payments, as well as the loss and damage costs from the deposit.

11-

The LESSEE has accepted and undertaken to evacuate the leased immovable unconditionally and unreservedly on 31.05.2027 and to deliver it to the LESSOR. The Lessee had given this evacuation commitment at the time when they resided in the leased immovable property based on the lease relationship before the lease agreement dated 01.06.2024 was executed, and they acknowledge that the evacuation commitment given with the renewed agreement is valid and binding.

12-	For the settlement of any disputes arising out of this agreement, Izmir Courts and Execution Offices are authorized to hear and resolve such disputes.
13-	In matters not stipulated in this agreement, the provisions of the Turkish Code of Obligations No. 6098 and the relevant legislation will prevail.

This Agreement has been signed in two copies on the date after being read and agreed upon by the parties. 01/06/2024

LESSOR ÜSTÜNKARLI MAKİNE ANONİM ŞİRKETİ (single signature on the stamp)	LESSEE D-MARKET ELEKTRONİK HİZMETLER VE TİC. A.Ş. (two signatures on the stamp)